Exhibit 99.1

Contact:	Ruth Pachman/Michael Herley	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4891/4897	(212) 360-8820
CARVER BANCORP, INC. AGREES TO IMPLEMENT ENHANCED CAPITAL AND
ASSET QUALITY MEASURES UNDER OTS ORDERS
— Suspends TARP and Trust Preferred Dividends —
NEW YORK, February 10, 2011 — Carver Bancorp, Inc. (the “Company”) (Nasdaq:CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced that the Company and the Bank have consented to the Office of Thrift Supervision (“OTS”) issuing formal cease and desist orders (the “Orders”) under which the Company and the Bank will implement enhanced capital and asset quality measures to strengthen the Bank’s balance sheet and loan portfolio.
“The Orders are an outgrowth of discussions we have been having with the OTS to address the need to significantly raise our capital ratios in light of our current asset quality and earnings level,” said Deborah C. Wright, the Company’s Chairman and CEO. “While we continue to meet the regulatory definition of a well capitalized bank, the Orders formalize the additional work we need to do and establish the timeframe for doing so.”
Ms. Wright added, “Anyone following the news about our economy is fully aware of the challenging conditions in communities across our nation, particularly in inner city markets, where unemployment rates are higher than national averages. As a result, Carver has been grappling, as are many small banks across the country, with higher delinquencies and downward valuations in real estate assets.
“We are working with an independent advisor to bring in additional capital and are making progress. We also continue to rebalance our loan portfolio and have aggressively reduced our level of real estate loans. The successful implementation of our recapitalization and portfolio realignment strategies is designed to better position us to continue to serve our communities with essential products that build on the strength of our core capabilities and franchise.”

Robert Holland, Lead Independent Director of the Board of Directors of the Company, said, “The Board is committed, along with the management team, to working closely with the Company’s regulators to implement all necessary changes required to protect the Bank and keep it safe and sound for generations to come. We are fully aware of the unique role that minority banks have played in providing capital to businesses and institutions in Harlem, Bedford-Stuyvesant, Crown Heights, St. Albans and many New York City communities. We also take seriously the legacy Carver has built over more than 60 years with the tremendous support of our loyal customers.”
The Company said that customer deposits continue to receive FDIC insurance coverage and all branches continue to provide full customer service.
The Orders include the requirement that the Bank attain and maintain a Tier 1 (Core) Capital Ratio of 9% and a Total Risk Based Capital Ratio of 13% by April 30, 2011. A more thorough description of the Orders may be found in the Company’s Form 8-K being filed with this release.
Under the Orders, the Bank and Company are also prohibited from paying any dividend without prior OTS approval and, as such, the Company has suspended quarterly cash dividend payments on the Company’s fixed-rate cumulative perpetual preferred stock issued under the Troubled Asset Relief Program (TARP) Community Development Capital Initiative to the United States Department of Treasury and is deferring Carver Statutory Trust I trust preferred dividends.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.

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